Exhibit 8

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                                     August 12, 1997

          PP&L Resources, Inc.
          Two North Ninth Street
          Allentown, PA  18101

          Ladies and Gentlemen:

                    You have requested our opinion regarding the discussion of certain U.S. federal income tax consequences under the caption "Certain Federal Income Tax Consequences of the Merger" in the Prospectus (the "Prospectus"), which is included in the registration Statement on Form S-4, as amended (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus relates to the proposed Merger, as defined in the Agreement and Plan of Merger attached as Annex I thereto (the "Agreement"), among Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG"), PP&L Resources, Inc., a Pennsylvania corporation ("Resources") and Keystone Merger Corp., a Pennsylvania corporation and wholly-owned subsidiary of Resources ("Keystone"), of Keystone with and into PFG, with PFG as the surviving corporation.
          This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise defined herein, each capitalized term has the meaning ascribed to it in the Agreement.

                    We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                    Based solely upon the foregoing, and subject to
          (i) the Merger being consummated in the manner described in the Agreement, and (ii) the accuracy of facts concerning the Merger that have come to our attention during the engagement, we are of the opinion that under current United States federal income tax law:

                         Although the discussion set forth in
               the Prospectus under the heading "Certain
               Federal Income Tax Consequences of the Merger" does not purport to discuss all possible United States federal income tax consequences of the Merger to Resources, PFG or holders of shares of PFG Common Stock or PFG Preferred Stock, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences discussed under such heading.

                    Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                    In accordance with the requirements of Item
          601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   /s/  SKADDEN, ARPS, SLATE,
                                        MEAGHER & FLOM LLP